EXHIBIT 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Liminal Biosciences Inc.

Structured Alpha LP

Thomvest Asset Management Ltd.

Peter J. Thomson

Eugene Siklos

(Name of the Issuer and Name of Persons Filing Statement)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Total Transaction Valuation	$10,726,252.00(1)	0.00011020	$1,182.03(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$10,726,252.00
Total Fees Due for Filing			$1,182.03
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,182.03

(1)

Calculated solely for purposes of determining the filing fee. The transaction value was calculated as the product of 1,261,912 shares being the number of shares issued and outstanding other than those owned by Structured Alpha LP and its affiliates multiplied by the per share consideration of US$8.50 per share.

(2)	In accordance with Rule 0-11 of the Exchange Act of 1933, the filing fee was determined by multiplying 0.00011020 by the transaction valuation.